Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233208

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement and are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 17, 2020

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 17, 2019)

$25,000,000

Eagle Bulk Shipping Inc.

        Shares of Common Stock

We are offering        shares of common stock pursuant to this prospectus supplement and the accompanying prospectus. We have granted the underwriters in this offering an option for a period of 30 days to purchase up to                additional shares of common stock from us on the same terms and conditions as set forth herein. Our common stock is listed on the Nasdaq Global Select Market under the symbol “EGLE.” On December 16, 2020, the last reported sale price of our common stock on the Nasdaq Global Select Market was $19.11 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider each of the factors described under “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 9 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement, before you make any investment in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)(2)(3)	$	$
Proceeds to the company, before expenses(2)	$	$

(1)	See “Underwriting (Conflicts of Interest)” for a description of all underwriting compensation payable in connection with this offering.
(2)

We have granted to the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to a maximum of            additional shares of common stock from us on the same terms and conditions as set forth above. If the underwriters exercise the option in full, the total underwriting discounts will be $             , and the total proceeds to us, before expenses, will be $             .

(3)	The underwriters will not receive any underwriting discount on the sale of shares to a member of our board of directors. See “Underwriting (Conflicts of Interest).”

We are offering to sell directly to an institutional investor that is a current shareholder, in a concurrent registered direct offering by means of a prospectus supplement and accompanying prospectus, shares of our common stock at an offering price of $18.10 per share, in an aggregate amount equal to what is not sold in this offering, up to the amount set forth on the cover of this prospectus supplement. We refer to the transaction with the institutional investor as the concurrent registered direct offering. We expect to pay the institutional investor an availability premium of $0.85 per share for any shares that are sold to the institutional investor in the concurrent registered direct offering. We expect the net proceeds per share to the company in the concurrent registered direct offering will be incrementally higher than that of this offering. The closing of the concurrent registered direct offering and the closing of this offering are not contingent upon each other. See “Underwriting (Conflicts of Interest)” for more information.

The underwriters expect to deliver the shares of common stock to purchasers on or about                    , 2020.

Joint Bookrunners

DNB Markets	Fearnley Securities

Prospectus Supplement dated                 , 2020

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and the concurrent registered direct offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering or the concurrent registered direct offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information” in this prospectus supplement before investing in our common stock.

We prepare our financial statements, including all of the financial statements incorporated by reference into this prospectus supplement, in U.S. dollars and in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We have a fiscal year end of December 31.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to which it is unlawful to make an offer or solicitation in that jurisdiction, and do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement. See “Plan of Distribution.” The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of our securities.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include charter market rates, which have declined significantly from historic highs, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the purchase price of our vessels and our vessels’ estimated useful lives and scrap value, general and administrative expenses, and financing costs related to our indebtedness. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following:

•	changes in demand in the drybulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions;

•	greater than anticipated levels of drybulk vessel newbuilding orders or lower than anticipated rates of drybulk vessel scrapping;

•

changes in rules and regulations applicable to the drybulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union (the “EU”) or by individual countries;

•	actions taken by regulatory authorities including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”);

•	changes in trading patterns significantly impacting overall drybulk tonnage requirements;

•	changes in the typical seasonal variations in drybulk charter rates;

•	changes in the cost of other modes of bulk commodity transportation;

•	changes in general domestic and international political conditions;

•	changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry docking costs);

•	significant deterioration in charter hire rates from current levels or the inability of the Company to achieve its cost-cutting measures;

•	the duration and impact of the novel coronavirus (“COVID-19”) pandemic;

•	the relative cost and availability of low and high sulfur fuel oil;

•	our ability to realize the economic benefits or recover the cost of the scrubbers we have installed; and

S-iii

•	any legal proceedings which we may be involved from time to time; and other factors listed from time to time in our filings with the Securities and Exchange Commission (the “Commission”).

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. The Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected.

Additional factors that you should consider are set forth in detail in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the reports incorporated herein by reference, as well as filings the Company will make with the Commission in the future. For example, with respect to OFAC, please see “Item 1A. Risk Factors—If our vessels call on ports located in countries or territories that are subject to comprehensive sanctions imposed by the UN, the United States, the EU or other relevant authorities, or if we are found to be in violation of sanctions, there could be an adverse effect on our reputation, business position, financial condition or results of operations, or the market for our common shares” in our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein; and with respect to our scrubber program, please see “Item 1A. Risk Factors—Fuel cost, or bunker prices, may adversely affect profits,” in our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein. These factors and the other risk factors described in this prospectus supplement, the accompanying prospectus, and the documents incorporated into each by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. We disclaim any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

INDUSTRY AND MARKET DATA

The industry and market data contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are based on and derived from various public and, in some cases, non-public sources that we believe to be reliable. However, certain industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Accordingly, you should be aware that the industry and market data contained in this prospectus supplement and the documents incorporated by reference herein, and estimates and beliefs based on such data, may not be reliable. Although we believe such data and information to be accurate, neither we nor the underwriters have attempted to independently verify such information. Industry and market data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, accompanying prospectus and the documents incorporated by reference herein.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes material information that is contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus supplement, the accompanying prospectus and the information incorporated by reference into each, including the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 9 of the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020 and “Cautionary Statement Regarding Forward-Looking Statements”.

When used in this prospectus supplement, the terms “Eagle Bulk,” “us,” “we,” “our,” and the, “Company,” and similar terms refer to Eagle Bulk Shipping Inc. and/or one or more of its subsidiaries, as the context requires. The financial information of Eagle Bulk included or incorporated by reference into this prospectus supplement represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus supplement are to, and amounts are presented in, United States dollars, and our financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference herein is prepared in accordance with U.S. GAAP.

OUR COMPANY

We are Eagle Bulk Shipping Inc., a Marshall Islands corporation incorporated on March 23, 2005 and headquartered in Stamford, Connecticut. We own and operate one of the largest fleets of Supramax and Ultramax drybulk vessels in the world. As of the date of this prospectus supplement, our operating fleet totals 47 vessels, including 27 Supramax and 20 Ultramax drybulk vessels, with an aggregate carrying capacity of 2,790,211 deadweight (“dwt”), and an average age of 9.1 years. Our Supramax and Ultramax drybulk vessels are equipped with cargo-handling cranes and grabs and range in size from approximately 50,000 to 65,000 dwt.

We provide transportation solutions to a diverse group of customers, including miners, producers, traders, and end users. Typical cargoes we transport include both major bulk cargoes, such as coal, grain, and iron ore, and minor bulk cargoes such as fertilizer, steel products, petcoke, cement, and forest products. During the nine months ended September 30, 2020, our cargoes were approximately 70% minor bulks and approximately 30% major bulks. During the year ended December 31, 2019, our cargoes were approximately 61% minor bulks and 39% major bulks.

Sale and Purchase Transactions

On November 23, 2020, the Company signed a memorandum of agreement to sell the vessel Hawk I for $4.5 million before brokerage commissions and associated selling expenses. The vessel is expected to be delivered to their respective buyers in the fourth quarter of 2020.

On November 24, 2020, the Company signed a memorandum of agreement to purchase one 2015-built scrubber-fitted Ultramax vessel for $16.0 million.

On December 15, 2020, the Company signed a memorandum of agreement to purchase one additional 2015-built scrubber fitted Ultramax vessel for $16.5 million.

The Company expects to take delivery of both vessels during the first quarter of 2021.

Our Operating Fleet

The following table sets forth certain information regarding our operating fleet as of the date of this prospectus supplement:

Vessel	Class	Dwt	Year Built
Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cape Town Eagle	Ultramax	63,707	2015
Cardinal	Supramax	55,362	2004
Copenhagen Eagle	Ultramax	63,495	2015
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Crowned Eagle	Supramax	55,940	2008
Dublin Eagle	Ultramax	63,549	2015
Egret Bulker	Supramax	57,809	2010
Fairfield Eagle	Ultramax	63,301	2013
Gannet Bulker	Supramax	57,809	2010
Golden Eagle	Supramax	55,989	2010
Grebe Bulker	Supramax	57,809	2010
Greenwich Eagle	Ultramax	63,301	2013
Groton Eagle	Ultramax	63,301	2013
Hamburg Eagle	Ultramax	63,334	2014
Hawk I(1)	Supramax	50,296	2001
Hong Kong Eagle	Ultramax	63,472	2016
Ibis Bulker	Supramax	57,809	2010
Imperial Eagle	Supramax	55,989	2010
Jaeger	Supramax	52,483	2004
Jay	Supramax	57,809	2010
Kingfisher	Supramax	57,809	2010
Madison Eagle	Ultramax	63,301	2013
Martin	Supramax	57,809	2010
Mystic Eagle	Ultramax	63,301	2013
New London Eagle	Ultramax	63,140	2015
Nighthawk	Supramax	57,809	2011
Oriole	Supramax	57,809	2011
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Rowayton Eagle	Ultramax	63,301	2013
Sandpiper Bulker	Supramax	57,809	2011
Santos Eagle	Ultramax	63,537	2015
Shanghai Eagle	Ultramax	63,438	2016
Shrike(1)	Supramax	53,343	2003
Singapore Eagle	Ultramax	63,386	2017
Southport Eagle	Ultramax	63,301	2013
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Stonington Eagle	Ultramax	63,301	2012
Sydney Eagle	Ultramax	63,529	2015
Tern	Supramax	50,209	2003
Westport Eagle	Ultramax	63,344	2015

(1)	Sale pending

Employment of Our Fleet

We use a variety of commercial strategies to employ our vessels, including time charter-out, voyage chartering, vessel and cargo arbitrage and time charter-in. We employ our fleet opportunistically in an effort to maximize earnings. We enter into charters and are continuously developing contractual relationships directly with cargo interests. These relationships and the related cargo contracts have the dual benefit of providing greater operational efficiencies and act as a balance to our naturally long position to the market. Notwithstanding the focus on voyage chartering, we consistently monitor the drybulk shipping market and, based on market conditions, will consider entering into long-term time charters when appropriate.

Our vessels operate worldwide within the trading limits imposed by governmental economic sanctions regimes and insurance terms and do not operate in countries or territories that are subject to United States, EU, United Kingdom or United Nations comprehensive country-wide or territory-wide sanctions.

Management of Our Fleet

We carry out the commercial and strategic management of our operating fleet through our indirectly wholly-owned subsidiary, Eagle Bulk Management LLC, a Marshall Islands limited liability company, which maintains its principal executive offices in Stamford, Connecticut, and maintain offices in Copenhagen, Denmark and Singapore. We have also established an in-house technical management function to perform day-to-day operations and maintenance of our vessels.

Business Strategy

Our vision is to be the leading integrated drybulk shipowner-operator through consistent outperformance and sustainable growth. We plan to achieve our vision by:

•

Focusing on the most versatile drybulk vessel segment. We focus on owning-operating vessels within the mid-size Supramax/Ultramax segment. We consider this vessel segment to be the most versatile amongst the various drybulk asset classes due to the optimal size and specifications of Supramax/Ultramax ships. With a size ranging from 50,000 to 65,000 dwt and a length of approximately 200 meters, Supramax/Ultramax vessels are able to accommodate large cargo quantities and call on the majority of ports around the globe. In addition, these vessels are equipped with onboard cranes and grabs, giving them the ability to load and discharge cargoes without the need for shore-based port equipment/infrastructure. We believe the versatility and flexibility of Supramax/Ultramax vessels provide for improved risk-adjusted returns.

•

Employing an active management strategy for fleet trading. We employ an active management strategy for fleet employment with the objective of optimizing revenue performance and maximizing earnings on a risk managed basis. Through the execution of various commercial strategies employed across our global trading desks in the United States, Europe, and Asia, the Company has been able to achieve improved results and outperform the relevant market index on a consistent basis.

•

Executing on fleet renewal and growth. Since 2016, we have executed on a fleet renewal program with a total of 41 vessel transactions. We have acquired 21 modern Ultramax vessels and sold 19 of our older and less efficient Supramax vessels, including pending vessel sales and purchases. We believe that these transactions have led to an improvement in the overall fleet makeup, with a lower average age and enhanced fuel efficiency and earnings generation capability.

•

Performing technical management in-house. We perform all technical management services relating to vessel maintenance, vessel repairs and crewing. We believe maintaining technical management in-house allows us to better optimize operating costs and vessel performance.

•

Investment in exhaust gas cleaning systems. We have implemented a comprehensive approach to compliance with IMO regulations that limit sulfur emissions from vessels to 0.5% down from 3.5% on a global basis to improve air quality. We are fully committed to compliance with the IMO 2020 sulfur regulations and believes that fitting scrubbers is the most cost-effective approach to achieve compliance for the majority of the ships in our fleet. We have a total of 41 ships (plus one pending purchase) fitted with scrubbers making us the largest owner of scrubber fitted Supramax /Ultramax vessels in the world. The balance of our fleet will achieve compliance through consumption of compliant fuels.

•

Implementing a prudent approach to balance sheet management. We believe the long-term success of our Company is contingent on maintaining a prudent approach to balance sheet management, including working capital optimization, diversifying capital sources, lowering cost of capital, limiting interest rate exposure, and optimizing debt profile.

•

Upholding strong corporate governance. In order to ensure full alignment with our shareholders, we place a great deal of emphasis on maintaining strong corporate governance. Our corporate governance structure includes having a board of directors, which is comprised of independent directors with the sole exception of our CEO, having an independent Chairman of the Board, and having a related person transaction approval policy. We believe good corporate governance encourages accountability and transparency, and promotes good decision-making. Our corporate governance has been recognized as one of the strongest in the industry.

•

Enacting Corporate Social Responsibility (“CSR”). Our Company is committed to enacting Environmental, Social and Governance (“ESG”). The business decisions we make, whether onboard our ships or shoreside, are guided by a maintaining a strong focus on the health and safety of our crew, our ships, and the environment. We are mindful to conduct ourselves as a responsible business, intent on encouraging accountability and transparency while promoting good decision-making. In May 2020 we issued our inaugural ESG Sustainability Report. The report, which was prepared in accordance with the guidelines set by the Sustainability Accounting Standards Board, provides an overview of our strategic priorities and performance with respect to various environmental, social, and governance-related matters.

•	Abiding by our values.

•	PASSION for excellence drives us.

•	EMPOWERMENT of our people leads to better results.

•	INTEGRITY defines our culture.

•	RESPONSIBILITY to safety underpins every decision.

•	FORWARD THINKING takes us to a more successful tomorrow.

CORPORATE INFORMATION

Our principal executive offices are located at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902 and our telephone number at that address is +1 (203) 276-8100. Our website is www.eagleships.com. The information contained in, accessible through or connected to our website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

THE OFFERING

Issuer	Eagle Bulk Shipping Inc., a Marshall Islands corporation.

Shares of Common Stock outstanding as of December 16, 2020	11,013,807

Securities Offered	shares of common stock (or if the underwriters exercise their option to acquire additional shares of common stock in full)

Concurrent registered direct offering	We are offering to sell directly to an institutional investor that is a current shareholder, in a concurrent registered direct offering by means of a prospectus supplement and accompanying prospectus, shares of our common stock at an offering price of $18.10 per share, in an aggregate amount equal to what is not sold in this offering, up to the amount set forth on the cover of this prospectus supplement. We refer to the transaction with the institutional investor as the concurrent registered direct offering. We expect to pay the institutional investor an availability premium of $0.85 per share for any shares that are sold to the institutional investor in the concurrent registered direct offering. We expect the net proceeds per share to the company in the concurrent registered direct offering will be incrementally higher than that of this offering. The closing of the concurrent registered direct offering and the closing of this offering are not contingent upon each other. See “Underwriting (Conflicts of Interest)” for more information.

Shares of Common Stock outstanding following this offering and the concurrent registered direct offering	shares of common stock (or if the underwriters exercise their option to acquire additional shares of common stock in full)

Nasdaq Listing	Our common stock is listed on the Nasdaq Global Select Market under the symbol “EGLE.”

Use of Proceeds	We expect to receive net proceeds from this offering and the concurrent registered direct offering of approximately $ million after deducting offering expenses (or approximately $ million if the underwriters exercise their option to acquire additional shares of common stock in full). We intend to use the net proceeds from the sale of the securities to finance the acquisition of modern Ultramax vessels and/or general corporate purposes. See “Use of Proceeds.”

Dividends	The Company does not currently expect to pay dividends in the near term.

Director Share Purchase	The underwriters have agreed to sell shares to a member of our board of directors. The shares sold to this individual will be sold at the public offering price set forth on the cover page of this prospectus and subject to the lock-up agreements described herein.

Material U.S. Federal Income Tax Considerations	For the U.S. federal income tax consequences of the holding and disposition of our common stock, please see “Item 1. Business—Tax Considerations” in our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein.

Risk Factors	Investing in our common stock involves risks. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and page 9 of the accompanying prospectus, as well as other information incorporated by reference into this prospectus supplement before deciding whether to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference, including those in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to Our Common Stock, this Offering and the Concurrent Registered Direct Offering

Future sales, or availability for sale, of common stock by shareholders could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, including sales by us or the perception that large sales could occur could depress the market price of our common stock. Such future sales, or perception thereof, could also impact our ability to raise capital through future offerings of equity or equity-linked securities. As of December 16, 2020, we had 11,013,807 shares of common stock issued and outstanding.

Management has broad discretion in the use of the net proceeds from this offering and the concurrent registered direct offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and the concurrent registered direct offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have an adverse effect on our business, or cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering and the concurrent registered direct offering in a manner that does not produce income or that loses value.

We can provide no assurances that we will be able to sell all or a portion of the shares in the concurrent registered direct offering.

We are offering to sell directly to an institutional investor that is a current shareholder, in a concurrent registered direct offering by means of a prospectus supplement and accompanying prospectus, shares of our common stock at an offering price of $18.10 per share, in an aggregate amount equal to what is not sold in this offering, up to the amount set forth on the cover of this prospectus supplement. We expect to pay the institutional investor an availability premium of $0.85 per share for any shares that are sold to the institutional investor in the concurrent registered direct offering. The institutional investor is under no obligation to purchase any shares in the concurrent registered direct offering and the closing of such offering is not contingent upon the closing of this offering. As such, we can provide no assurances that we will be able to sell all or a portion of the shares in the concurrent registered direct offering.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our Third Amended and Restated Articles of Incorporation (the “Charter”) and Second Amended and Restated By-laws (the “Bylaws”) and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

The market price of our common shares has fluctuated and may continue to fluctuate in the future.

The market price of our common shares has fluctuated since we became a public company and may continue to do so as a result of many factors, including our actual results of operations and perceived prospects, the prospects of our competition and of the shipping industry in general and in particular the drybulk sector, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts’ recommendations or projections, changes in general valuations for companies in the shipping industry, particularly the drybulk sector, changes in general economic or market conditions and broad market fluctuations.

The public market for our common shares may not be active and liquid enough for you to resell our common shares in the future.

The stock market has experienced extreme price and volume fluctuations. If the volatility in the market continues or worsens, it could continue to have an adverse effect on the market price of our common shares and could impact a potential sale price if holders of our common stock decide to resell their shares.

The seaborne transportation industry has been highly unpredictable and volatile. The market for common shares in this industry may also be volatile. The market price of our common shares may be influenced by many factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

•	mergers and strategic alliances in the shipping industry;

•	terrorist acts;

•	future sales of our common shares or other securities;

•	market conditions in the shipping industry;

•	economic and regulatory trends;

•	shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors;

•	the general state of the securities market; and

•	investors’ perception of us and the drybulk shipping industry.

As a result of these and other factors, investors in our common stock may not be able to resell their shares at or above the price they paid for such shares. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.

Certain shareholders own large portions of our outstanding common stock, which may limit other shareholders’ ability to influence our actions.

Certain shareholders currently hold significant percentages of our common stock. To the extent a significant percentage of the ownership of our common stock is concentrated in a small number of holders, such holders will be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our articles of incorporation or by-laws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock.

Future sales of our common stock could cause the market price of our common stock to decline and could dilute our shareholders’ interests in the Company.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future. Our Charter authorizes us to issue 700,000,000 shares of common stock, of which 10,960,117 and 11,014,313 shares were issued and outstanding as of March 9, 2020 and November 5, 2020, respectively after giving effect to the 1-for-7 reverse stock split completed September 15, 2020. We may issue additional shares of our common stock in the future. Our shareholders may incur dilution from any future equity offering and upon the issuance of additional shares of our common stock upon the exercise of options we have granted to certain of our executive officers or upon the issuance of additional shares of common stock pursuant to our equity incentive plan. In addition, we may issue common stock upon conversion of our 5.00% Convertible Senior Notes due 2024 (the “Convertible Bond Debt”) and the existence of our Convertible Bond Debt may encourage short selling by market participants because the conversion of our Convertible Bond Debt could depress the price of our common stock. Finally, we have a registration rights agreement in favor of certain of our shareholders. Sales of our common stock by one or more of those holders could lower the trading price of our shares.

Our shareholders are limited in their ability to elect or remove directors.

The Charter prohibits cumulative voting in the election of directors. The Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The Charter also provides that directors may only be removed for cause upon the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason may only be filled by a majority of the directors then in office, even if less than a quorum exists.

Our shareholders may take action only at Annual or Special Meetings.

The Charter and the Bylaws provide that any action required or permitted to be taken by shareholders must be effected at a duly called annual or special meeting of shareholders. Except as otherwise mandated by law, shareholders may not act by written consent.

Under the Bylaws, annual shareholder meetings will be held at a time and place selected by the board of directors. The meetings may be held in or outside of the Marshall Islands. These provisions may impede shareholders’ ability to take actions with respect to the Company that they deem appropriate or advisable.

The Charter and the Bylaws provide that, except as otherwise required by law, special meetings of shareholders may be called at any time only by (i) the lead director (if any), (ii) the chairman of the board of directors, (iii) the board of directors pursuant to a resolution duly adopted by a majority of the board stating the purpose or purposes thereof, or (iv) any one or more shareholders who beneficially owns, in the aggregate, 15% or more of the aggregate voting power of all then-outstanding shares of Voting Stock. The notice of any such special meeting is to include the purpose or purposes thereof, and the business transacted at the special meeting is limited to the purpose or purposes stated in the notice (or any supplement thereto). These provisions may impede the ability of shareholders to bring matters before a special meeting of shareholders.

The board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Our shareholders are subject to advance notice requirements for shareholder proposals and director nominations.

The Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice will have to be received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such as is the case for the 2019 annual meeting, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first, in order for such notice by a shareholder to be timely. The Bylaws also specify requirements as to the form and content of a shareholder’s notice. These advance notice requirements, particularly the 60 to 90 day requirement, may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Certain super majority provisions in our organizational documents may discourage, delay or prevent changes to such documents.

The Charter provides that a two-thirds vote is required to amend or repeal certain provisions of the Charter and Bylaws, including those provisions relating to: the number and election of directors; filling of board vacancies; resignations and removals of directors; director liability and indemnification of directors; the power of shareholders to call special meetings; advance notice of director nominations and shareholders proposals; and amendments to the Charter and Bylaws. These super majority provisions may discourage, delay or prevent changes to the Charter or Bylaws.

Our Third Amended and Restated Articles of Incorporation provide that the U.S. federal courts located in the Southern District of New York or, if such courts lack jurisdiction, the state courts of the State of New York, shall be the sole and exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Third Amended and Restated Articles of Incorporation, or our Articles of Incorporation, provide that, unless the Company consents in writing to the selection of an alternative forum, the U.S. federal courts located in the Southern District of New York or, if such court lacks jurisdiction, the state courts of the State of New York, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of a breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the BCA or (d) any action asserting a claim governed by the internal affairs doctrine. This forum selection provision could apply to actions brought under provisions of the federal securities laws, including the Securities Act and the Exchange Act. The forum selection provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.

The Company may not achieve the intended benefits of having a forum selection provision if it is found to be unenforceable.

Our Articles of Incorporation include a forum selection provision as described above. However, the enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in our Articles of Incorporation to be inapplicable or unenforceable in such action. If a court were to find the forum selection provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

USE OF PROCEEDS

We expect to receive net proceeds from this offering and the concurrent registered direct offering of approximately $                 million after deducting offering expenses (or approximately $                million if the underwriters exercise their option to acquire additional shares of common stock in full). We intend to use the net proceeds from the sale of the securities to finance the acquisition of modern Ultramax vessels and/or general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2020, on an:

•	actual basis; and

•

as adjusted basis to give effect to the issuance and sale of our common stock offered hereby and in the concurrent registered direct offering and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds,” after deducting the underwriting discount, the availability premium and estimated fees and expenses (and assumes no exercise of the underwriters’ option to purchase additional shares of common stock).

You should read the information below in connection with the section of this prospectus supplement entitled “Use of Proceeds” as well as the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 12, 2020, and our Quarterly Report on Form 10-Q containing our Management Discussion and Analysis of Financial Condition and Results of Operations and unaudited condensed consolidated financial statements and related notes thereto for the three months ended September 30, 2020, filed with the Commission on November 6, 2020, each of which is incorporated by reference herein.

	As of September 30, 2020
In USD	Actual	As adjusted
Cash and Cash Equivalents	$83,408,816	$
Restricted Cash—Current	1,872,244

Current Debt:
Norwegian Bond Debt(1)	8,000,000
Ultraco Debt Facility(2)	31,244,297

Long-Term Debt:
Norwegian Bond Debt(1)	172,932,556
Super Senior Facility	14,882,677
Ultraco Debt Facility including the outstanding revolver(2)	174,546,175
Unsecured Convertible Bonds	95,660,779

Total Debt:	497,266,484

Stockholders’ Equity:
Common Stock(3)	102,797
Additional Paid-In Capital	919,601,124
Accumulated Deficit	(472,252,726)
Accumulated other comprehensive loss	(1,124,745)
Total Stockholders’ Equity	446,326,450

Total Capitalization:	943,592,934

(1)

At September 30, 2020, Norwegian Bond Debt totaled $184.0 million net of $3.1 million of debt issuance costs. The Company repaid $4.0 million during the fourth quarter of 2020, which is not reflected in the table above.

(2)

At September 30, 2020, our Ultraco Debt Facility was $139.5 million of term loan net of $3.5 million of debt issuance costs and $35.0 million under its revolver facility. The Company repaid $7.8 million during the fourth quarter of 2020, which is not reflected in the table above.

(3)

At September 30, 2020, the Company had 700,000,000 authorized shares of common stock, of which 10,279,698 were issued and outstanding. This information reflects our one-for-seven reverse stock split effected on September 15, 2020. Additionally, there were 25,000,000 authorized preferred shares, par value $0.01, of which none were issued and outstanding.

DIVIDENDS

The declaration and payment of dividends, if any, will always be subject to the discretion of the board of directors, restrictions contained in our existing debt agreements and the requirements of Marshall Islands law. The timing and amount of any dividends declared will depend on, among other things, the Company’s earnings, financial condition and cash requirements and availability, the ability to obtain debt and equity financing on acceptable terms as contemplated by the Company’s growth strategy, the terms of its outstanding indebtedness and the ability of the Company’s subsidiaries to distribute funds to it. The Company does not currently expect to pay dividends in the near term.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For the U.S. federal income tax consequences of the holding and disposition of our common stock, please see “Item 1. Business—Tax Considerations” in our Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom DNB Markets, Inc., Fearnley Securities AS and Fearnley Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

Name	Number of Shares
DNB Markets, Inc.
Fearnley Securities AS
Fearnley Securities, Inc.

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Fearnley Securities AS is not a U.S. registered broker-dealer and, therefore, intends to participate in this offering outside of the United States and, to the extent that the offering by Fearnley Securities AS is within the United States, Fearnley Securities AS will offer shares to investors through Fearnley Securities, Inc., an affiliated U.S. broker-dealer. The activities of Fearnley Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Exchange Act.

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                additional shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts paid by us(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The underwriters will not receive any underwriting discount on the sale of shares to a member of our board of directors.

The underwriters have agreed to sell        shares to a member of our board of directors. The shares sold to this individual will be sold at the public offering price set forth on the cover page of this prospectus and the underwriters will not receive any underwriting discount on the sale of such common shares.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $                , including, but not limited to, legal fees for underwriters’ legal counsel, that we have agreed to pay upon the closing of the offering. Additionally, we have agreed to reimburse the underwriters for certain legal expenses relating to clearance of this offering with FINRA, which reimbursement is deemed underwriting compensation by FINRA.

We are offering to sell directly to an institutional investor that is a current shareholder, in a concurrent registered direct offering by means of a prospectus supplement and accompanying prospectus, shares of our common stock at an offering price of $18.10 per share, in an aggregate amount equal to what is not sold in this offering, up to the amount set forth on the cover of this prospectus supplement. We refer to the transaction with the institutional investor as the concurrent registered direct offering. We expect to pay the institutional investor an availability premium of $0.85 per share for any shares that are sold to the institutional investor in the concurrent registered direct offering. We expect the net proceeds per share to the company in the concurrent registered direct offering will be incrementally higher than that of this offering. The closing of the concurrent registered direct offering and the closing of this offering are not contingent upon each other. The closing of the concurrent registered direct offering is expected to occur subsequent to the closing of this offering.

Our common stock is listed on Nasdaq under the trading symbol “EGLE.”

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in their option to purchase additional shares.

•

In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the over-allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares of common stock in the open market.

•

Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through their option to purchase additional shares. If the underwriters sell more shares of common stock than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

We have agreed not to sell or transfer any shares of our common stock or securities convertible into, exchangeable for, exercisable for or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:

•	sell, offer or contact to sell any shares of common stock;

•	sell or grant any option to sell any shares of common stock;

•	purchase any option or contract to sell any shares of common stock;

•	otherwise dispose of or transfer any shares of common stock; or

•	request or demand that we file a registration statement related to the common stock.

The Company would be allowed to engage in certain transactions including certain sales, transfers or dispositions under existing Rule 10b5-1 plans and cashless exercises of stock or dispositions to satisfy certain director and officer tax withholding obligations upon the vesting of stock options

These lock-up provisions apply to shares of our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. These provisions also apply to shares of our common stock owned now or acquired later by such persons or for which such persons later acquire the power of disposition. The lock-up provisions do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of our common stock to the underwriters for sale to their online brokerage account holders.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, advisory and other services for us for which they have received customary fees and reimbursement of expenses, as described below, and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

DNB Capital LLC, an affiliate of DNB Markets Inc., an underwriter in this offering, is an existing lender for our wholly-owned subsidiary, Eagle Bulk Ultraco LLC’s New Ultraco Debt Facility, and DNB Markets Inc. was mandated lead arranger and bookrunner for the New Ultraco Debt Facility. None of the net proceeds from this offering will be used to pay any principal or interest on the Ultraco Facility and no conflict of interest within the meaning of FINRA Rule 5121 exists. See “Use of Proceeds” for additional information.

Fearnley Securities AS, an underwriter in this offering, is an existing manager for our wholly-owned subsidiary, Eagle Bulk ShipCo LLC’s 8.250% senior secured USD 200,000,000 bonds for 2017/2022. None of the net proceeds from this offering will be used to pay any principal or interest on the senior secured bonds and no conflict of interest within the meaning of FINRA Rule 5121 exists. See “Use of Proceeds” for additional information.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the common stock offered hereby and other matters relating to United States law will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Washington D.C., and relating to Marshall Islands law by Seward & Kissel LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Seward & Kissel LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated by reference in this prospectus supplement, and the effectiveness of Eagle Bulk Shipping Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in the prospectus supplement, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in accounting principle. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement on Form S-3 (Registration No. 333-233208) relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual quarterly and current reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website (http://www.eagleships.com). The information contained in, accessible through or connected to our website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•

Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 12, 2020, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 11, 2020, our Quarterly Report on Form 10-Q for the quarter ended June  30, 2020, filed with the Commission on August 10, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September  30, 2020, filed with the Commission on November 6, 2020;

•

Our “Description of Capital Stock” contained in Item 8.01 of our Current Report on Form 8-K, filed on December 15, 2016, including any subsequently filed amendments and reports updating such description; and

•	Our Current Reports on Form 8-K, filed with the Commission on January 27 , June 15, June 19 and September 14, 2020.

We are also incorporating by reference all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable Commission rules, rather than filed) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized any other person to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you, and you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated or incorporate by reference into this prospectus supplement by writing or telephoning us at the following address:

Eagle Bulk Shipping Inc.

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

+1 (203) 276-8100

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. Certain of our directors, and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

PROSPECTUS

$750,000,000

Common Stock, Preferred Stock, Debt Securities, such applicable Guarantees,

Warrants, Purchase Contracts, Rights and Units

offered by Eagle Bulk Shipping Inc.

and

47,216,654 shares of Common Stock,

10,748 Warrants,

up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Selling Shareholders

and up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Eagle Bulk Shipping Inc.

EAGLE BULK SHIPPING INC.

Through this prospectus, we may periodically offer:

(1)	common stock;

(2)	preferred stock;

(3)	debt securities, which may be guaranteed by one or more of our subsidiaries;

(3)	warrants;

(4)	purchase contracts;

(5)	rights; and

(6)	units.

We may offer and sell, from time to time in one or more offerings, the securities issued under this prospectus that have an aggregate offering price up to $750,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

In addition, this prospectus covers the resale by certain selling shareholders identified in this prospectus or in a subsequent prospectus supplement of up to an aggregate of 47,216,654 shares of our common stock, consisting of 34,277,369 shares of common stock covered by the Previously Filed Registration Statement and 12,939,285 shares of common stock covered under this registration statement as well as up to 10,748 outstanding warrants and 537 shares of our common stock issuable upon the exercise of the outstanding warrants. The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of the common stock or warrants by the selling shareholders. See “Plan of Distribution” for additional information. In addition, we may offer and sell up to 537 shares of our common stock from time to time upon the exercise of warrants acquired by persons under this prospectus from the selling shareholders identified in this prospectus. We will receive the proceeds from the sale of such common stock.

Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “EGLE.” On September 30, 2019, the closing sales price for our common stock as reported by the Nasdaq Global Select Market was $4.38 per share.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 9 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2019.

i

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell any combination of the common stock, preferred stock, debt securities, which may be guaranteed by one or more of our subsidiaries, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. The prospectus also relates to 47,216,654 shares of our common stock, as well as 10,748 outstanding warrants and 537 shares of our common stock issuable upon the exercise of such warrants, which the selling shareholders named in this prospectus (or in a prospectus supplement) may sell from time to time. We will not receive any of the proceeds from sales by the selling shareholders. We have agreed to pay the expenses incurred in registering these shares and warrants, including legal and accounting fees.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus and neither we nor any selling shareholder take any responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents.

This prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. In this prospectus, all references to “we,” “our,” “us” and the “Company” shall refer to Eagle Bulk Shipping Inc. and, unless the context requires otherwise, its consolidated subsidiaries.

Our Company

We are Eagle Bulk Shipping Inc., a Marshall Islands corporation incorporated on March 23, 2005 and headquartered in Stamford, Connecticut. We own and operate one of the largest fleets of Supramax and Ultramax drybulk vessels in the world. As of September 27, 2019, our operating fleet totals 47 vessels, including 30 Supramax and 17 Ultramax drybulk vessels, with an aggregate carrying capacity of 2,692,241 deadweight (“dwt”), and an average age of approximately 8.9 years. Our Supramax and Ultramax drybulk vessels are equipped with cargo-handling cranes and grabs and range in size from approximately 50,000 to 65,000 dwt.

We provide transportation solutions to a diverse group of customers, including miners, producers, traders, and end users. Typical cargoes we transport include both major bulk cargoes, such as coal, grain, and iron ore, and minor bulk cargoes such as fertilizer, steel products, petcoke, cement, and forest products.

We maintain our principal executive offices at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902 and we maintain offices in Copenhagen, Denmark and Singapore. Our telephone number at that address is (203) 276–8100. Our website address is www.eagleships.com. Information contained on our website does not constitute part of this prospectus.

Our Fleet

The following table sets forth certain information regarding our vessels as of September 27, 2019:

Vessel	Class	Dwt	Year Built
Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cape Town Eagle	Ultramax	64,000	2015
Cardinal	Supramax	55,362	2004
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Copenhagen Eagle	Ultramax	64,000	2015
Crowned Eagle	Supramax	55,940	2008
Dublin Eagle	Ultramax	63,550	2015
Egret Bulker	Supramax	57,809	2010
Fairfield Eagle	Ultramax	63,301	2013
Gannet Bulker	Supramax	57,809	2010
Golden Eagle	Supramax	55,989	2010
Goldeneye	Supramax	52,421	2002
Grebe Bulker	Supramax	57,809	2010
Greenwich Eagle	Ultramax	63,301	2013
Groton Eagle	Ultramax	63,301	2013
Hamburg Eagle	Ultramax	63,334	2014
Hawk I	Supramax	50,296	2001
Ibis Bulker	Supramax	57,809	2010
Imperial Eagle	Supramax	55,989	2010
Jaeger	Supramax	52,483	2004
Jay	Supramax	57,809	2010
Kingfisher	Supramax	57,809	2010
Madison Eagle	Ultramax	63,301	2013
Martin	Supramax	57,809	2010
Mystic Eagle	Ultramax	63,301	2013
New London Eagle	Ultramax	63,140	2015
Nighthawk	Supramax	57,809	2011
Oriole	Supramax	57,809	2011
Osprey I	Supramax	50,206	2002
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Rowayton Eagle	Ultramax	63,301	2013
Sandpiper Bulker	Supramax	57,809	2011
Shrike	Supramax	53,343	2003
Singapore Eagle	Ultramax	63,386	2017
Skua	Supramax	53,350	2003
Southport Eagle	Ultramax	63,301	2013
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Stonington Eagle	Ultramax	63,301	2012
Sydney Eagle	Ultramax	63,523	2015
Tern	Supramax	50,209	2003
Westport Eagle	Ultramax	63,344	2015

Our Acquisition Vessels

On July 10, 2019 and July 15, 2019, we agreed to purchase six Ultramax bulk carriers for approximately $122 million, or the Acquisition Vessels, subject to final documentation and customary closing conditions. The following table sets forth certain information regarding our Acquisition Vessels as of September 27, 2019:

Vessel	Class	Dwt (approximate)	Year Built
Acquisition Vessel #1	Ultramax	64,000	2016
Acquisition Vessel #2	Ultramax	64,000	2016
Acquisition Vessel #3	Ultramax	64,000	2015
Acquisition Vessel #4	Ultramax	64,000	2015
Acquisition Vessel #5	Ultramax	64,000	2015
Acquisition Vessel #6	Ultramax	64,000	2015

As of September 27, 2019, three of the 2015-built Acquisition vessels (Copenhagen Eagle, Dublin Eagle and Sydney Eagle) have been delivered.

Employment of Our Fleet

We use a variety of commercial strategies to employ our vessels, including time charter-out, voyage chartering, vessel and cargo arbitrage and time charter-in. We employ our fleet opportunistically in an effort to maximize earnings. We enter into charters and are continuously developing contractual relationships directly with cargo interests. These relationships and the related cargo contracts have the dual benefit of providing greater operational efficiencies and act as a balance to our naturally long position to the market. Notwithstanding the focus on voyage chartering, we consistently monitor the drybulk shipping market and, based on market conditions, will consider entering into long-term time charters when appropriate.

Our vessels operate worldwide within the trading limits imposed by governmental economic sanctions regimes and insurance terms and do not operate in countries or territories that are subject to United States, EU, United Kingdom or United Nations comprehensive country-wide or territory-wide sanctions.

Management of Our Fleet

We perform the commercial and strategic management of our operating fleet through our indirectly wholly-owned subsidiary, Eagle Bulk Management LLC, a Marshall Islands limited liability company, which maintains its principal executive offices in Stamford, Connecticut and maintain subsidiaries in Copenhagen, Denmark and Singapore. We have also established an in-house technical management function to perform day-to-day operations and maintenance of our vessels.

Business Strategy

Our vision is to be the leading integrated drybulk shipowner-operator through consistent outperformance and sustainable growth. We plan to achieve our vision by:

•

Focusing on the most attractive drybulk vessel segment. We focus on owning and operating vessels within the midsize Supramax and Ultramax segment. We consider this vessel segment to be the most versatile amongst the various drybulk asset classes due to the size and specifications of Supramax and Ultramax ships. With a dwt size ranging from 50,000 to 65,000 metric tons and a length of approximately 200 meters, Supramax and Ultramax vessels are able to accommodate large cargo quantities, but call on the majority of ports around the globe. In addition, these vessels are equipped with onboard cranes and grabs, giving them the capability to load and discharge cargoes without the need for shore-based port equipment/infrastructure. We believe the versatility and flexibility of Supramax and Ultramax vessels provide for improved risk-adjusted returns.

•

Employing an active management strategy for fleet trading. We employ an active management strategy for fleet employment with the objective of optimizing revenue performance and maximizing earnings on a risk managed basis. Through the execution of various commercial strategies employed across our global trading desks in the United States, Europe, and Asia, the Company has been able to achieve improved results and outperform the relevant market index on a consistent basis.

•

Executing on fleet renewal and growth. Since 2016, we have executed on a fleet renewal program with a total of 34 vessel sales and purchases as of September 27, 2019. We have acquired 20 modern Ultramaxes, including the six Acquisition Vessels, and sold 14 of our older and less efficient Supramaxes. We believe that these transactions have led to an improvement in the makeup and earnings generation ability of our fleet, as well as maintain our average age of our fleet.

•

Performing technical management in-house. We perform all technical management services relating to vessel maintenance, vessel repairs and crewing. We believe maintaining technical management in-house allows us to better optimize operating costs and vessel performance.

•

Implementing a prudent approach to balance sheet management. We believe the long-term success of the Company is contingent on maintaining a prudent approach to balance sheet management, including working capital optimization, moderate leverage, diversifying capital sources, lowering cost of capital, limiting interest rate exposure, and optimizing debt profile/tenor.

•

Upholding strong corporate governance. In order to ensure full alignment with our shareholders, we place a great deal of emphasis on maintaining strong corporate governance. Our corporate governance structure includes having a board of directors, which is comprised of independent directors with the sole exception of our CEO, having an independent Chairman of the Board, and having a related person transaction approval policy. We believe good corporate governance encourages accountability and transparency, and promotes good decision-making. Our corporate governance has been recognized as one of the strongest in the industry.

•

Enacting Corporate Social Responsibility (“CSR”). The business decisions we make daily onboard our ships and by our shoreside team are guided by our focus on the health and safety of our crew, our ships, and the environment. We are mindful to conduct ourselves as a responsible business, intent on encouraging accountability and transparency while promoting good decision-making.

•	Abiding by our values.

•	PASSION for excellence drives us

•	EMPOWERMENT of our people leads to better results

•	INTEGRITY defines our culture

•	RESPONSIBILITY to safety underpins every decision

•	FORWARD THINKING takes us to a more successful tomorrow

CORPORATE INFORMATION

Our principal executive offices are located at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902 and our telephone number at that address is +1 (203) 276-8100. Our website is www.eagleships.com. The information contained in or connected to our website is not part of this prospectus.

THE OFFERING

Issuer	Eagle Bulk Shipping Inc.

Selling shareholders	The selling shareholders obtained shares of our common stock through public and private transactions, including in open market transactions and through certain share lending arrangements as described more fully below. Please see “Selling Shareholders.”

Securities offered

Primary Offering:	We may use this prospectus to offer up to $750,000,000 of:

common stock;

preferred stock;

debt securities, which may be guaranteed by one or more of our subsidiaries;

warrants;

purchase contracts;

rights;

and units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, in the event of the sale of any Existing Warrants by selling shareholders hereunder as described below, we may issue shares of common stock to the purchasers of such Existing Warrants when and if such Existing Warrants are exercised by such purchasers.

Secondary Offering	The selling shareholders may offer:

Up to an aggregate of 47,216,654 shares of our common stock, including shares that are covered by the share lending arrangements described below and up to 537 shares of common stock issuable upon exercise of the Existing Warrants, or the Warrant Shares.

Up to an aggregate of 10,748 of the Existing Warrants, which are exercisable for 537 shares of common stock.

See “Use of Proceeds” and “Plan of Distribution.”

Share Lending Arrangements	Concurrently with our recent offering of convertible notes, up to 3,582,880 of shares of our common stock were offered by the selling shareholders named in our prospectus supplement dated July 25, 2019, who borrowed such shares through share lending arrangements (the “Initial Share Lending Arrangements”) with Jefferies LLC (“Jefferies”), which in turn borrowed the shares (the “Initial Loan”) from an entity affiliated with Oaktree Capital Management L.P. (the “Initial Lender”), one of our shareholders. The Initial Loan will be available until the time that the Initial Lender requires the return of the shares under the Initial Loan, which may occur within a standard settlement cycle upon notice to Jefferies (in no event later than 5 business days after such notice). The Initial Loan may also be terminated under certain other circumstances specified thereunder. In addition, on August 8, 2019, we loaned 3,582,880 newly-issued shares of common stock to Jefferies Capital Services LLC (“JCS”) in connection with providing a replacement share lending arrangement to the Initial Loan (the “Replacement Share Lending Arrangements”), which 3,582,880 shares (the “Replacement Borrowed Shares”) are being registered under this prospectus for resale by such selling shareholders as provided in the paragraph below.

Use of proceeds

Primary Offering:	Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus for vessel acquisitions, capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

Secondary Offering:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, including the Warrant Shares, or the Existing Warrants offered pursuant to this prospectus.

See “Use of Proceeds” and “Plan of Distribution.”

Existing Warrants to be offered by the Selling Shareholders	Each Existing Warrant is exercisable for one-twentieth of a share of common stock at an exercise price of $556.40 per share (subject to adjustment as set forth in the Warrant Agreement (as defined herein)). Unexercised Existing Warrants expire on October 15, 2021.

Registration Rights Agreement

On October 15, 2014, the Company and certain of its shareholders entered into a registration rights agreement. The registration rights agreement provided the shareholders party thereto with demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein. On May 13, 2016, the Company entered into an Amended and Restated Registration Rights Agreement, or the A&R Registration Rights Agreement, with Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (and their respective affiliates), which A&R

Registration Rights Agreement provides them, among other things, demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein.

Listing	Our shares of common stock are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “EGLE.”

Risk Factors	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors.”

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the selling shareholders, as applicable, may offer and may describe certain risks associated with an investment in the securities. Terms used in any such prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the risk factors and all of the other information included in this prospectus, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to Our Industry

Charter rates for dry bulk vessels are volatile and have declined significantly the past years since their historic highs and may remain at low levels or further decrease in the future, which may adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.

The dry bulk shipping industry is cyclical with high volatility in charter rates and profitability. The degree of charter rate volatility among different types of dry bulk vessels has varied widely, and in recent years, charter rates for dry bulk vessels declined significantly from historically high levels. In the past, time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels (including as recently as 2016). The Baltic Dry Index, or the “BDI”, a daily average of charter rates for key dry bulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market, declined from a high of 11,793 in May 2008 to a low of 290 in February 2016, which represents a decline of 98%. In 2018, the BDI ranged from a low of 948 in April 2018, to a high of 1,774 in July 2018. As of September 28, 2019, the BDI stood at 1963.

Our ability to be profitable will depend upon a number of factors. Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. Since we charter our vessels principally in the spot market, we are exposed to the cyclicality and volatility of the spot market. Spot market charter rates may fluctuate significantly based upon available charters and the supply of and demand for seaborne shipping capacity, and we may be unable to keep our vessels fully employed in these short-term markets. Alternatively, charter rates available in the spot market may be insufficient to enable our vessels to operate profitably. A significant decrease in charter rates would also affect asset values and adversely affect our profitability and cash flows.

Factors that influence the demand for dry bulk vessel capacity include:

•	supply of and demand for energy resources, commodities, consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, consumer and industrial products

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•	natural disasters and weather;

•	embargoes and strikes;

•	disruptions and developments in international trade, including trade disputes or the imposition of tariffs on various commodities or finished goods;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other legal regulatory developments;

•	currency exchange rates; and

Factors that influence the supply of dry bulk vessel capacity include:

•	the number of newbuilding orders and deliveries including slippage in deliveries;

•	number of shipyards and ability of shipyards to deliver vessels;

•	port and canal congestion;

•	the scrapping rate of vessels;

•	speed of vessel operation;

•	vessel casualties;

•	the number of vessels that are out of service, namely those that are laid-up, dry docked, awaiting repairs or otherwise not available for hire;

•	availability of financing for new vessels;

•	changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•	changes in environmental and other regulations that may limit the useful lives of vessels.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our dry bulk vessels will be dependent upon economic growth in the world’s economies, including China, Japan and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet, including vessel scrapping and ordering rates of newbuildings, and the sources and supply of dry bulk cargo to be transported by sea. A decrease in the level of China’s imports of raw materials or a decrease in trade globally could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows. Global dry bulk supply is expected to remain low over the next two years, as a result of low orders placed over the past three years and the implementation of the IMO low sulfur regulation. Although global economic conditions have improved, there can be no assurance as to the sustainability of future economic growth. Adverse economic, political, social or other developments could have a material adverse effect on our business, financial condition and operating results.

If we are required to charter our vessels at a time when demand and charter rates are very low, we may not be able to secure employment for our vessels at all, or we may have to accept reduced and potentially unprofitable rates. If we are unable to secure profitable employment for our vessels, we may decide to lay-up some or all unemployed vessels until such time that charter rates become attractive again. During the lay-up period, we will continue to incur some expenditures, such as insurance and maintenance costs, for each such vessel. Additionally, before exiting lay-up, we will have to pay reactivation costs for any such vessel to regain its operational condition. As a result, our business, financial condition, results of operations and cash flows and our compliance with covenants in our credit facilities may be affected.

Risks Related to Our Operations

World events could affect our operations and financial results.

Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Middle East and elsewhere, including recent events involving vessels in the Strait of Hormuz and off the coast of Gibraltar, and the presence of U.S. or other armed forces in Afghanistan and Syria, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

For additional risks related to our operations, please see “Item 1A. Risk Factors-Industry Specific Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Risks Related to Our Common Stock

The effect of the sale of any borrowed shares, which sales, if any, may be made to facilitate transactions by which investors in our convertible notes may hedge their investments, may be to lower the market price of our common stock.

We have been advised that certain selling shareholders may sell borrowed shares (including under this prospectus) and use the resulting short position to establish or maintain their hedge with respect to their investments in our convertible notes. The existence of the share lending arrangements and the short sales of our common stock effected in connection therewith could cause the market price of our common stock to be lower over the term of the share lending arrangements than it would have been had we not entered into such arrangements, due to the effect of the increase in the number of our outstanding shares of common stock being traded in the market or otherwise.

Future sales, or availability for sale, of common stock by shareholders could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market, including sales by any selling shareholder, or the perception that large sales could occur could depress the market price of our common stock. Such future sales, or perception thereof, could also impact our ability to raise capital through future offerings of equity or equity-linked securities. As of September 27, 2019, we had 76,738,527 shares of common stock issued and outstanding.

To the extent we issue common stock upon conversion of our convertible notes, the conversion of some or all of our convertible notes will dilute the ownership interests of existing stockholders. If we elect to deliver shares to holders of our convertible notes with respect to the principal amount owed at maturity, the ownership interests of existing stockholders would be diluted. Any sales in the public market of common stock so issued could adversely affect prevailing market prices of our common stock. In addition, the existence of our convertible notes may encourage short selling by market participants because the conversion of our convertible notes could depress the price of our common stock.

Risks Related to Forum Selection

Our Third Amended and Restated Articles of Incorporation provide that the U.S. federal courts located in the Southern District of New York or, if such courts lack jurisdiction, the state courts of the State of New York, shall be the sole and exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Third Amended and Restated Articles of Incorporation, or our Articles of Incorporation, provide that, unless the Company consents in writing to the selection of an alternative forum, the U.S. federal courts located in the Southern District of New York or, if such court lacks jurisdiction, the state courts of the State of New York, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of a breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the BCA or (d) any action asserting a claim governed by the internal affairs doctrine. This forum selection provision could apply to actions brought under provisions of the federal securities laws, including the U.S. Securities Act of 1933, as amended and the U.S. Securities and Exchange Act of 1934, as amended. The forum selection provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.

The Company may not achieve the intended benefits of having a forum selection provision if it is found to be unenforceable.

Our Articles of Incorporation include a forum selection provision as described above. However, the enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provision contained in our Articles of Incorporation to be inapplicable or unenforceable in such action. If a court were to find the forum selection provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include, charter market rates, which have declined significantly from historic highs, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the cost of our vessels, significant vessel improvement costs and our vessels’ estimated useful lives, and financing costs related to our indebtedness. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) changes in demand in the dry bulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions; (ii) greater than anticipated levels of dry bulk vessel new building orders or lower than anticipated rates of dry bulk vessel scrapping; (iii) changes in rules and regulations applicable to the dry bulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union or by individual countries; (iv) actions taken by regulatory authorities including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control; (v) changes in trading patterns significantly impacting overall dry bulk tonnage requirements; (vi) changes in the typical seasonal variations in dry bulk charter rates; (vii) changes in the cost of other modes of bulk commodity transportation; (viii) changes in general domestic and international political conditions; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry docking costs); (x) significant deteriorations in charter hire rates from current levels or the inability of the Company to achieve its cost-cutting measures; and (xi) the outcome of legal proceeding in which we are involved; and other factors listed from time to time in our filings with the Commission. This discussion also includes statistical data regarding world dry bulk fleet and orderbook and fleet age. We generated some of this data internally, and some were obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this prospectus. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for vessel acquisitions, capital expenditures, repayment of indebtedness, working capital, and general corporate purposes. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, Existing Warrants and Warrant Shares offered by the selling shareholders pursuant to this prospectus, although we will receive the proceeds from the exercise of the Existing Warrants. Any amounts we receive from such exercises will be used as described above. The holders of the Existing Warrants are not obligated to exercise the Existing Warrants and we cannot assure you that such holders will choose to exercise all or any of the Existing Warrants.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019, on an:

•	actual basis; and

•	adjusted basis, giving effect to the offering of our convertible notes.

You should read the information below in connection with the section of this prospectus entitled “Use of Proceeds” as well as the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, and our Quarterly Report on Form 10-Q containing our Management Discussion and Analysis of Financial Condition and Results of Operations and unaudited condensed consolidated financial statements and related notes thereto for the three and six months ended June 30, 2019, filed with the Commission on August 6, 2019, each of which is incorporated by reference herein.

	As of June 30, 2019
In USD	Actual	As adjusted
Cash and Cash Equivalents(1)(5)	$65,462,883	$177,462,883
Current Debt:
Norwegian Bond Debt(2)	8,000,000	8,000,000
Ultraco Debt Facility(3)	21,679,587	21,679,587
Long-Term Debt:
Norwegian Bond Debt(2)	179,151,901	179,151,901
Ultraco Debt Facility(3)	123,589,834	123,589,834
Unsecured Convertible Bonds(4)	—	112,000,000
Total Debt:	332,421,322	444,421,322
Stockholders’ Equity:
Common Stock(5)	713,485	713,485
Additional Paid-In Capital	896,064,585	896,064,585
Accumulated Deficit	(421,339,912)	(421,339,912)
Total Stockholders’ Equity	475,438,158	475,438,158
Total Capitalization:	$807,859,480	$919,859,480

(1)	Includes restricted cash of $26.9 million.
(2)

At June 30, 2019, our 8.250% Senior Secured Bonds issued on November 28, 2017 by Eagle Bulk Shipco LLC, one of our wholly-owned subsidiaries, or the Norwegian Bond Debt, totaled $192.0 million net of $4.9 million of debt discount and issuance costs.

(3)

At June 30, 2019, our senior secured credit facility, which Ultraco Shipping LLC, one of our wholly-owned subsidiaries, entered into as borrower on January 25, 2019, with us and certain of our indirect vessel-owning subsidiaries, as guarantors, the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB (PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABNAMRO, as arranger, security trustee and facility agent, or the Ultraco Debt Facility, totaled $148.4 million net of $3.1 million of debt issuance costs.

(4)

Offered prior to this prospectus and by means of a separate offering memorandum, in a private placement to qualified institutional buyers under Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions under Regulation S. The proceeds of $112.0 million are net of issuance costs and include the proceeds from the sale of $14,120,000 aggregate principal amount of additional notes pursuant to the initial purchasers’ partial exercise of their option to purchase additional notes.

(5)

As of June 30, 2019, the Company had 700,000,000 authorized shares of common stock, of which 71,348,524 were issued and outstanding. Additionally, there were 25,000,000 authorized preferred shares, par value $0.01, of which none were issued and outstanding.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our Articles of Incorporation, and second amended and restated by-laws, or the By-Laws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of capital stock and the material terms of our Articles of Incorporation and By-Laws contained in our Annual Report on Form 10-K, filed with the Commission on March 13, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Purpose

Our purpose, as stated in our Articles of Incorporation, is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Articles of Incorporation and By-Laws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Articles of Incorporation, our authorized capital stock consists of 700 million shares of common stock, par value $0.01 per share, of which 76,738,527 shares are issued and outstanding as of September 27, 2019, and 25 million shares of preferred stock, par value $0.01 per share, or the preferred stock, of which no shares of preferred stock are issued and outstanding as of September 27, 2019. All of our issued and outstanding shares of common stock are in registered form.

Description of Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, if any, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of assets or funds legally available for dividends. Upon our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets and funds available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

Description of Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•

the designation, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; provided that the total shares of preferred stock shall in no event have an aggregate liquidation preference of more than $300 million; and

•	the voting rights, if any, of the holders of the series.

It is not possible to state the actual effect of the authorization and issuance of one or more series of preferred stock upon the rights of holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock.

The material terms of any series of preferred stock that we offer through a prospectus supplement, as well as any material United States federal income tax considerations, will be described in that prospectus supplement.

Authorized but Unissued Capital Stock

The BCA does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which will apply so long as our common stock is listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors is elected annually, and each director elected holds office for a one-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us and for the reimbursement of reasonable and documented expenses.

Shareholder Meetings

Under our By-Laws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. The Articles of Incorporation and By-Laws provide that, except as otherwise required by law, special meetings of shareholders may be called at any time only by (i) the lead director (if any), (ii) the chairman of the board of directors, (iii) the board of directors pursuant to a resolution duly adopted by a majority of the board stating the purpose or purposes thereof, or (iv) any one or more shareholders who beneficially owns, in the aggregate, 15% or more of the aggregate voting power of all then-outstanding shares of common stock and any other class or series of capital stock of the Company entitled to vote generally in the election of directors. The notice of any such special meeting is to include the purpose or purposes thereof, and the business transacted at the special meeting is limited to the purpose or purposes stated in the notice (or any supplement thereto). These provisions may impede the ability of shareholders to bring matters before a special meeting of shareholders. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our By-Laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our By-Laws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our Articles of Incorporation and By-Laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and By-Laws

Several provisions of our Articles of Incorporation and By-Laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent

(1) the merger or acquisition of our Company by means of a tender offer, a proxy contest, or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue shares of blank check preferred stock; provided that the total shares of blank check preferred stock shall in no event have an aggregate liquidation preference of more than $300 million. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

Election and Removal of Directors

Our Articles of Incorporation prohibit cumulative voting in the election of directors. Our By-Laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles of Incorporation also provide that our directors may only be removed for cause upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for the election of directors. Newly created directorships resulting from an increase in the number of directors and vacancies occurring on our board of directors for any reason may only be filled by a vote of a majority of the directors then in office, even if less than a quorum exists (except that a quorum is required if the vacancy results from an increase in the number of directors).

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our By-Laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice will have to be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first, in order for such notice by a shareholder to be timely. Our By-Laws also specify requirements as to the form and content of a shareholder’s notice. These advance notice requirements, particularly the 60 to 90 day requirement, may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Action by Written Consent

Our By-Laws provide that any action required or permitted to be taken by the shareholders may be effected only at a duly called annual or special meeting of the shareholders. Except as otherwise mandated by law, the ability of shareholders to consent in writing to the taking of any action is specifically denied.

Certain Voting Requirements

Our Articles of Incorporation provide that a two-thirds vote is required to amend or repeal certain provisions of our Articles of Incorporation and By-Laws, including those provisions relating to: the number and election of directors; filling of board vacancies; resignations and removals of directors; director liability and indemnification of directors; the power of shareholders to call special meetings; advance notice of director nominations and shareholder proposals; and amendments to our Articles of Incorporation and By-Laws. These supermajority provisions may discourage, delay or prevent the changes to our Articles of Incorporation or By-Laws.

Registrar and Transfer Agent

The registrar and transfer agent for our shares of common stock is Computershare Trust Company, N.A.

Listing

Our shares of common stock are listed on Nasdaq under the symbol “EGLE.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this registration statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the registration statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; or

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)

makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Each of our current subsidiaries, each a 100 percent directly or indirectly owned subsidiary (the “guarantors”), will issue guarantees of the debt securities, if any of them issue guarantees, and such guarantees will be full and unconditional and will constitute the joint and several obligations of such guarantors. The guarantors are our sole subsidiaries, other than Anemi Maritime Services S.A., which is minor as understood by Rule 3-10(h) of Regulation S-X. The Company has no assets or operations independent of its subsidiaries.

The terms and conditions of the subsidiary guarantees offered for sale, if any, will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2014 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Existing Warrants to be Offered by the Selling Shareholders

The Company issued the Existing Warrants, pursuant to the terms of that certain Warrant Agreement, dated as of October 15, 2014, or the Warrant Agreement, by and among the Company and Computershare Inc., a Delaware corporation, or Computershare, and its wholly owned subsidiary Computershare Trust Company N.A., a federally chartered trust company, or, together with Computershare, the Warrant Agent. Each Existing Warrant has a 7-year term (commencing on October 15, 2014) and was originally exercisable for one share of common stock (subject to adjustment as set forth in the Warrant Agreement and dilution by the Management Incentive Program). The Existing Warrants were originally exercisable at an exercise price of $27.82 per share (subject to adjustment as set forth in the Warrant Agreement). On August 5, 2016, the Company completed a 1 for 20 reverse stock split, or the Reverse Stock Split, of its issued and outstanding shares of common stock. Therefore, following the Reverse Stock Split, each Existing Warrant is exercisable for one-twentieth of a share of common stock at an exercise price of $556.40 per share. The Warrant Agreement contains customary anti-dilution adjustments in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

This description of the Existing Warrants is qualified in its entirety by reference to the Form of Specimen Warrant Certificate and Warrant Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

No Rights as Shareholders

Holders of warrants (including the Existing Warrants), as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as shareholders with respect to any meeting of shareholders, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

If purchase contracts are offered, the prospectus supplement will specify the material terms of the purchase contracts. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, preferred stock, common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the rights, purchase contracts, warrants, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SHAREHOLDERS

The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders, based on 76,738,527 shares of common stock outstanding as of September 27, 2019. We have prepared the table and the related notes based on information supplied to us by the selling shareholders, any Schedules 13D or 13G and other public documents filed with the Commission. We have not sought to verify such information. The table assumes the sale of all of the shares of our common stock (including any Warrant Shares) and Existing Warrants offered by the selling shareholders in this offering. Additionally, some or all of the selling shareholders may have sold or transferred some or all of the securities listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling shareholders may change over time, as it is possible that the selling shareholders may acquire or dispose of Existing Warrants or shares of our common stock from time to time after the date of this prospectus. Changes in such information will be set forth in prospectus supplements to the extent required. On October 15, 2014, we entered into the Warrant Agreement pursuant to which the Existing Warrants were issued and on May 13, 2016, we entered into the A&R Registration Rights Agreement and certain related agreements with Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (and their respective affiliates).

The term “selling shareholder” includes the shareholders listed below and their respective transferees, assignees, pledgees, donees and other successors. Following the effectiveness of this registration statement, the 3,582,880 Replacement Borrowed Shares that were issued to JCS on August 8, 2019 are expected to be allocated to certain holders of our convertible notes on a pro rata basis based on their ownership of our convertible notes or under any other method as determined by us and/or Jefferies in our or its sole discretion. However, we cannot be certain of the identities of every such holder at this time. The identity of any selling shareholder, including any material relationship between us, our affiliates or predecessors, and a selling shareholder within the last three years, the number of shares of our common stock held by a selling shareholder before and after the offering, the number of shares of common stock to be offered by a selling shareholder, the percentage of our shares of common stock held by a selling shareholder before and after the offering, and the price and terms upon which our shares of common stock are to be sold by a selling shareholder may to the extent not included herein be set forth in a prospectus supplement to this prospectus.

Selling shareholders not included in the table below may not sell any shares of our common stock pursuant to this prospectus until we have identified the selling shareholder and the shares being offered for resale by the selling shareholder herein (including in any amendment hereto) or in a subsequent prospectus supplement. Selling shareholders may also sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

Any prospectus supplement may add, substitute or change information contained in this prospectus, including the identity of such selling shareholders. See “Use of Proceeds” and “Plan of Distribution.”

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock, Existing Warrants and Warrant Shares to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Selling Shareholder(1)	Number of shares beneficially owned prior to this offering		Number of shares offered	Number of warrants offered	Shares underlying warrants being offered	Shares beneficially owned after giving effect to this offering
	Number	Percentage				Number	Percentage
Oaktree Capital Management, L.P.(2)	29,544,503	38.5%	29,544,139	7,280	364	0	0%
GoldenTree Asset Management LP(3)	14,089,271	18.4%	14,089,098	3,468	173	0	0%
Linden Capital L.P.(4)	1,188,372	1.5%	1,188,372	0	0	0	0%
Graham Credit Opportunities Ltd.(5)	37,247	0.05%	37,247	0	0	0	0%
Graham Marco Strategic Ltd.(6)	535,777	0.7%	535,777	0	0	0	0%
QVT Family Office Fund LP(7)	371,163	0.5%	371,163	0	0	0	0%
Quantum Partners LP(8)	1,302,194	1.7%	1,302,194	0	0	0	0%
Palindrome Master Fund LP(9)	65,247	0.09%	65,247	0	0	0	0%

(1)

Also includes any sale of the Existing Warrants and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling shareholders after the effective date of the registration statement of which this prospectus forms a part. The information concerning the selling shareholders may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

(2)

Based on information provided to us, the securities to which this filing relates are owned directly by OCM Opps EB Holdings, Ltd. (“EB Holdings”). The securities may also be deemed to be beneficially owned by Oaktree Capital Management, L.P. (“OCM”), solely as the sole director of EB Holdings, Oaktree Holdings, Inc. (“Holdings”), solely as the general partner of OCM, Oaktree Capital Group, LLC (“OCG”), solely as the sole shareholder of Holdings, and Oaktree Capital Group Holdings GP, LLC (“OCGH” and, together with EB Holdings, OCM, Holdings and OCG, the “Oaktree Reporting Persons”), solely as the duly elected manager of OCG. The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone, who, by virtue of their membership interests in OCGH, may be deemed to share voting and dispositive power with respect to the shares of common stock held by EB Holdings. Each of the general partners, managing members, directors and managers described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Oaktree Reporting Persons, except to the extent of any pecuniary interest therein. The address of the beneficial owners is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Shares listed consist of (i) 29,544,139 shares of common stock, and (ii) 364 shares of common stock issuable upon exercise of the warrants issued and distributed by the Company to the reporting persons in connection with the Company’s restructuring in October 2014.

(3)

Based on information provided to us, GoldenTree Asset Management LP, or GoldenTree, GoldenTree Asset Management LLC and Mr. Tananbaum have beneficial ownership of the securities listed. The address of the beneficial owners is 300 Park Avenue, 21st Floor, New York, New York 10022, and the shares listed consist of (i) 21,889 shares of common stock held directly by GoldenTree E Distressed Debt Fund II LP, (ii) 290,845 shares of common stock held directly by GoldenTree E Distressed Debt Master Fund II LP, (iii) 1,219,288 shares of common stock held directly by GoldenTree Distressed Fund 2014 LP, (iv) 7,591,272 shares of common stock held directly by GoldenTree Distressed Master Fund 2014 Ltd., (v) 1,538,335 shares of common stock held directly by GoldenTree NJ Distressed Fund 2015 LP, (vi) 8,483 shares of common stock held directly by GoldenTree Entrust Master Fund SPC on behalf of and for the account of Segregated Portfolio I, (vii) 34,001 shares of common stock held directly by GT NM, L.P.,

(viii) 3,025,904 shares of common stock held directly by GoldenTree 2004 Trust, (ix) 359,081 shares of common stock held directly by certain separate accounts managed by GoldenTree, and (x) 173 shares of common stock issuable upon exercise of the warrants.
(4)

The shares directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principle owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the shares held by Linden Capital L.P.

(5)	Graham Capital Management, L.P. (“GCM”) is the sole director of Graham Credit Opportunities Ltd. KGT Inc. is the general partner of GCM. Kenneth G. Tropin is the sole shareholder of KGT Inc.
(6)	Graham Capital Management, L.P. (“GCM”) is the sole director of Graham Macro Strategic Ltd. KGT Inc. is the general partner of GCM. Kenneth G. Tropin is the sole shareholder of KGT Inc.
(7)

QVT Financial LP is the investment manager for QVT Family Office Fund LP (the “Fund”), and as such may be deemed to beneficially own the Common Shares held by the Fund. QVT Financial LP has the power to direct the vote and disposition of securities held by the Fund. QVT Financial GP LLC is the general partner of QVT Financial LP, and as such may be deemed to beneficially own the Common Shares beneficially owned by QVT Financial LP. QVT Associates GP LLC, as general partner of the Fund, may also be deemed to beneficially own the Common Shares held by the Fund. Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu are the managing members of QVT Financial GP LLC and QVT Associates GP LLC. Messrs. Gold, Brumm, Chu and Fu disclaim beneficial ownership of the Common Shares held by the Fund.

(8)

This statement relates to shares held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”). Soros Fund Management LLC (“SFM LLC”) serves as investment manager to Quantum Partners. As such, SFM LLC has been granted investmentdisoretion over portfolio investments, including the shares, held for the account of Quantum Partners. As of the date hereof, George Soros is the Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the Manager of SFM LLC.

(9)

This statement relates to shares held for the account of Palindrome Master Fund LP, a Delaware limited partnership (“Palindrome”). Soros Fund Management LLC (“SFM LLC”) serves as investment manager to Palindrome. As such, SFM LLC has been granted investment discretion over portfolio investments, including the Registrable Securities, held for the account of Palindrome. As of the date hereof, George Soros is the Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the Manager of SFM LLC.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold by us and the selling shareholders, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the selling shareholders, directly or indirectly through brokers-dealers, agents or underwriters on Nasdaq or any other stock exchange, market or trading facility on which such securities are traded, or through private transactions. Our securities covered by this prospectus may be transferred, sold or otherwise disposed of by any method permitted by law, including, without limitation, one or more of following transactions:

•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

•	block trades, in which a broker or dealer attempts to sell the securities as agent but may position and resell a portion of the securities as principal to facilitate the transaction;

•	through the writing of options on the securities, whether such options are listed on an options exchange or otherwise;

•	through share lending arrangements (including the Initial Share Lending Arrangements and the Replacement Share Lending Arrangements) and any subsequent offers and sales in connection therewith;

•	an exchange distribution in accordance with the rules of the applicable stock exchange;

•	through privately negotiated transactions;

•	through the settlement of short sales entered into after the date of this prospectus;

•	by agreement with a broker-dealers to sell a specified number of securities at a stipulated price per share;

•	a combination of any such methods of sale;

•	through at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act; and

•	any other method permitted pursuant to applicable law.

We may offer our equity securities described in this prospectus into an existing trading market on the terms described in the prospectus supplement thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

The selling shareholders may also sell securities under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus.

The selling shareholders may also transfer their shares including by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.

Broker-dealers engaged by us or the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We and the selling shareholders may sell the securities at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the selling shareholders.

The selling shareholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.

To the extent required with respect to a particular offer or sale of our securities, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:

•	the number and type of securities to be sold;

•	the purchase price;

•

the name of each selling shareholder, if any, and the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

•	any other relevant information.

The selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of securities held by them. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the selling shareholders, and there is no assurance that the selling shareholders will sell any or all of their securities. We have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses of the registration of the securities to be sold by certain selling shareholders pursuant to the A&R Registration Rights Agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders party to the A&R Registration Rights Agreement against liabilities, including some liabilities under the Securities Act in accordance with the A&R Registration Rights Agreement or such selling shareholders will be entitled to contribution. We may be indemnified by such selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by such selling shareholders specifically for use in this prospectus, in accordance with the A&R Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with the selling shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have, directly or indirectly, informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of shares of our common stock against certain liabilities, including liabilities arising under the Securities Act.

We will bear the registration costs relating to the securities offered and sold by the selling shareholders under this registration statement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K and the effectiveness of Eagle Bulk Shipping Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain matters of Marshall Islands law will be passed upon for us by Seward & Kissel LLP, Marshall Islands counsel. Certain matters of United States law will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain matters of the United States tax law will be passed upon for us by Seward & Kissel LLP, United States tax counsel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website (http://www.eagleships.com). The information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any applicable prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•

Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 13, 2019, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 8, 2019;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 6, 2019;

•

Our “Description of Capital Stock” contained in Item 8.01 of our Current Report on Form 8-K, filed on December 15, 2016, including any subsequently filed amendments and reports updating such description; and

•	Our Current Reports on Form 8-K, filed with the Commission on January 31, 2019, June 7, 2019, July 24, 2019, August 2, 2019, and October 7, 2019.

•

All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement where such information under applicable Forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at the Commission’s website or our website at www.eagleships.com soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. The reference to our website does not constitute incorporation by reference of the information contained in our website. The information contained on, or that can be accessed through, our website is not part of this prospectus or the related registration statement. You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Eagle Bulk Shipping Inc.

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

+1 (203) 276-8100

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. Certain of our directors, and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

$25,000,000

Eagle Bulk Shipping Inc.

        Shares of Common Stock

PROSPECTUS SUPPLEMENT

Joint Bookrunners

DNB Markets	Fearnley Securities

                    , 2020